Exhibit 99.1

Gap Inc. Announces Old Navy President Stefan Larsson to Depart Company

SAN FRANCISCO - September 29, 2015 - Gap Inc. (NYSE: GPS) today announced that Stefan Larsson will step down as global president of Old Navy effective October 2, 2015. Jill Stanton, executive vice president of Global Product at Old Navy, will lead the division in the interim, reporting to Gap Inc. Chief Executive Officer Art Peck. A search for a new global brand president is already under way.

“We have an impressive team at Old Navy, with some of the best creative and business talent in the industry, and they are delivering consistent results,” said Peck. “We have a clear strategy in place, and I have every confidence the brand will continue to build on its momentum and realize its substantial growth potential.”

Stanton is a proven industry veteran with more than 25 years experience, including almost 14 years at Nike where she served as vice president and general manager of global apparel.

About Gap Inc.
Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, and children under the Gap, Banana Republic, Old Navy, Athleta, and Intermix brands. Fiscal year 2014 net sales were $16.4 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through about 3,300 company-operated stores, over 400 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:
Jack Calandra
(415) 427-1726
Investor_relations@gap.com

Media Relations Contact:
Kari Shellhorn
(415) 427-1805
Press@gap.com